Exhibit 99.1

NEWS RELEASE

Visa Inc. and Discover Settle Legal Dispute

SAN FRANCISCO – October 27, 2008 – Visa Inc. announced today that it has agreed to settle litigation with Discover Financial Services, originally filed in 2004, for $1.8875 billion, which includes $1.7425 billion from the escrow created under Visa’s retrospective responsibility plan, $80 million from Visa Inc. to obtain releases from MasterCard, and an additional $65 million which will be refunded by Morgan Stanley under a separate agreement related to the settlement.

This settlement is subject to approval by Visa’s former U.S. member financial institutions.

“Resolving this longstanding case on reasonable terms is in the best interest of Visa and our clients, cardholders and shareholders,” said Visa Inc. CEO and Chairman Joseph W. Saunders.

As previously disclosed, the allocation between Visa and MasterCard, the defendants is based primarily on their respective payment volumes.

Visa’s retrospective responsibility plan was created at the time of the company’s public offering to address potential liability in certain U.S. litigation including this case. More information on the plan is available in the company’s Final Prospectus, dated March 18, 2008, at www.sec.gov.

“Visa will continue to focus on providing the superior value and reliability that our clients and cardholders have come to depend on,” said Saunders.

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About Visa Inc.

Visa Inc. operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world, and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These statements can be identified by the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and similar expressions which are intended to identify forward-looking statements. In addition, any underlying assumptions are forward-looking statements. Such forward-looking statements include but are not limited to statements regarding certain of Visa’s goals and expectations with respect to adjusted earnings per share, revenue, adjusted operating margin, and free cash flow, and the growth rate in those items, as well as other measures of economic performance.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors, including all the risks discussed under the heading “Risk Factors” in our Prospectus dated March 18, 2008, filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b)(4) on March 19, 2008. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Unless required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Contact: Denise Dunckel, Visa Inc., 202.419.4113 or ddunckel@visa.com